Exhibit 4.8

SIXTH STREET SPECIALTY LENDING, INC.

DESCRIPTION OF SECURITIES

Registered Pursuant to section 12 of the

securities exchange act of 1934

DESCRIPTION OF Common Stock

The following description is based on relevant portions of the Delaware General Corporation Law, or the DGCL, and on our Restated Certificate of Incorporation (the “certificate of incorporation”) and our Second Amended and Restated Bylaws (the “bylaws”), both incorporated by reference to our Annual Report on Form 10-K of which this exhibit is a part. This summary is not necessarily complete, and we refer you to the DGCL and our certificate of incorporation and bylaws for a more detailed description of the provisions summarized below.

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.01 per share and 100,000,000 shares of preferred stock, par value $0.01 per share.

Our common stock is our only security registered pursuant to Section 12 of the Securities Exchange Act of 1934. Our common stock is listed on the NYSE under the symbol “TSLX.” There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, our stockholders generally are not personally liable for our debts or obligations.

Terms of Common Stock

Under the terms of our certificate of incorporation, holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and holders of common stock do not have cumulative voting rights. Accordingly, subject to the rights of any outstanding preferred stock, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends declared by our board of directors (the “Board”), subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to receive ratably our net assets available after the payment of all debts and other liabilities and will be subject to the prior rights of any outstanding preferred stock. Holders of common stock have no redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any series of preferred stock that we may designate and issue in the future. In addition, holders of our common stock may participate in our dividend reinvestment plan.

Anti-Takeover Provisions

The following summary outlines certain provisions of Delaware law and our certificate of incorporation regarding anti-takeover provisions. These provisions could have the effect of limiting the ability of other entities or persons to acquire control of us by means of a tender offer, proxy contest or otherwise, or to change the composition of our Board. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board. These measures, however, may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our stockholders and could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices. These attempts could also have the effect of increasing our expenses and disrupting our normal operation. We believe, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging acquisition proposals because the negotiation of the proposals may improve their terms.

We are subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with “interested stockholders” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions (including an exception for our Adviser and certain of its affiliates), an “interested stockholder” with which business combinations may be restricted is a person that, together with its affiliates and associates, owns, or is an affiliate or associate of the corporation and within the prior three years did own, 15% or more of the corporation’s voting stock.

Our certificate of incorporation and bylaws provide that:

• the Board be divided into three classes, as nearly equal in size as possible, with staggered three-year terms (and the number of directors shall not be fewer than four or greater than nine);

• directors may be removed only for cause by the affirmative vote of 75% of the holders of our capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class; and

• subject to the rights of any holders of preferred stock, any vacancy on the Board, however the vacancy occurs, including a vacancy due to an enlargement of the Board, may only be filled by vote of a majority of the directors then in office.

The classification of our Board and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring us. We believe, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of our management and policies.

Our bylaws also provide that:

• any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting; and

• special meetings of the stockholders may only be called by our Board, Chairman, or a Chief Executive Officer.

Our bylaws provide that for nominations and any other matters to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to us. The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Nominating and Corporate Governance Committee a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Our certificate of incorporation further provides that stockholders may not take action by written consent in lieu of a meeting. These provisions may discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders’ meeting, and not by written consent.

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Our certificate of incorporation requires the affirmative vote of at least 75% of the holders of our capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class, to amend certain specified provisions of the certificate relating to our Board, limitation of liability, indemnification procedures, and amendments to our certificate of incorporation.

Our certificate of incorporation permits our Board to amend or repeal our bylaws. Our bylaws generally can be amended or repealed by approval of at least 75% of the total number of authorized directors then in office. Additionally, our stockholders have the power to adopt, amend or repeal our bylaws, upon the affirmative vote of at least 75% of the holders of our capital stock then outstanding and entitled to vote on any matter.

A director may be removed from office, but only for cause and at a meeting called for that purpose, by the affirmative vote of 75% of the holders of our capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class.

In addition, our certificate of incorporation requires the favorable vote of a majority of our Board followed by the favorable vote of the holders of at least 75% of our outstanding shares of common stock, to approve, adopt or authorize certain transactions with 10% or greater holders of our outstanding common stock and their affiliates or associates, unless the transaction has been approved by at least 80% of our Board, in which case approval by “a majority of the outstanding voting securities” (as defined in the Investment Company Act of 1940, as amended, or the 1940 Act) will be required. For purposes of these provisions, a 10% or greater holder of our outstanding common stock, or a principal stockholder, refers to any person who, whether directly or indirectly and whether alone or together with its affiliates and associates, beneficially owns 10% or more of the outstanding shares of our common stock.

The 10% holder transactions subject to these special approval requirements are:

• the merger or consolidation of us or any subsidiary of ours with or into any principal stockholder;

• the issuance of any of our securities to any principal stockholder for cash, except pursuant to any automatic dividend reinvestment plan or the exercise of any preemptive rights granted in our certificate of incorporation (which are no longer applicable following our IPO) or pursuant to any subscription agreement by and among us, the Adviser and such principal stockholder entered into prior to our IPO;

• the sale, lease or exchange of all or any substantial part of our assets to any principal stockholder, except assets having an aggregate fair market value of less than 5% of our total assets, aggregating for the purpose of this computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period; and

• the sale, lease or exchange to us or any subsidiary of ours, in exchange for our securities, of any assets of any principal stockholder, except assets having an aggregate fair market value of less than 5% of our total assets, aggregating for purposes of this computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period.

To convert us to an open-end investment company, to merge or consolidate us with any entity in a transaction as a result of which the governing documents of the surviving entity do not contain substantially the same anti-takeover provisions as are provided in our certificate of incorporation, to liquidate and dissolve us or to amend any of the provisions discussed herein, our certificate of incorporation requires the favorable vote of at least 80% of the holders of our common stock then outstanding, or the approval of a majority of the continuing directors and at least 75% of the holders of our capital stock then outstanding entitled to vote in the election of directors, voting together as a single class. If approved in the foregoing manner, our conversion to an open-end investment company could not occur until 90 days after the stockholders’ meeting at which the conversion was approved and would also require at least 30 days’ prior notice to all stockholders. As part of the conversion to an open-end investment company, substantially all of our investment policies and strategies and portfolio would have to be modified to assure the degree of portfolio liquidity required for open-end investment companies. In the event of conversion, the common shares would cease to be listed on any national securities exchange or market system. Stockholders of an open-end investment company may require the company to redeem their shares at any time, except in certain circumstances as authorized by or under the 1940 Act, at their net asset value, less such redemption charge, if any, as might be in effect at the time of a redemption. You should assume that it is not likely that our Board would vote to convert us to an open-end fund.

The 1940 Act defines “a majority of the outstanding voting securities” as the lesser of:

• 67% or more of the company’s voting stock present at a meeting if more than 50% of the outstanding voting securities of the company are present or represented by proxy; and

• more than 50% of the outstanding voting securities of the company.

For the purposes of calculating “a majority of the outstanding voting securities” under our certificate of incorporation, each class and series of our shares will vote together as a single class, except to the extent required by the 1940 Act or our certificate of incorporation, with respect to any class or series of shares. If a separate class vote is required, the applicable proportion of shares of the class or series, voting as a separate class or series, also will be required.

Our Board has determined that provisions with respect to the Board and the stockholder voting requirements described above, which voting requirements are greater than the minimum requirements under Delaware law or the 1940 Act, are in the best interest of stockholders generally.